Exhibit 99.1

TerraForm Power Announces Election of Three Independent Directors

Appointments of Kerri Fox, Ned Hall and Marc Rosenberg Enhance the Board's Industry Experience and Financial and Corporate Governance Expertise

BETHESDA, Md., November 23, 2016 (GLOBENEWSWIRE) - TerraForm Power, Inc. (Nasdaq:TERP) (the “Company”), an owner and operator of clean energy power plants, today announced the election of three independent directors, Kerri L. Fox, Edward "Ned" Hall and Marc Rosenberg to the Company's Board of Directors, effective immediately.

“We are excited to welcome Kerri, Ned and Marc to the TerraForm Power Board, and look forward to benefiting from the diverse skillsets they bring to the table,” said Peter Blackmore, TerraForm Power’s Chairman and Interim Chief Executive Officer. “As leaders in their respective industries, Ned, Kerri and Marc will bolster our Board with significant experience in finance, energy and corporate governance, critical areas for TerraForm Power. We believe adding these unique and independent perspectives to the Board will enable us to further strengthen the Company while continuing to enhance value for stockholders.”

Ms. Fox, Mr. Hall and Mr. Rosenberg will stand for reelection at TerraForm Power’s next annual meeting of stockholders. With the addition of the three directors, TerraForm Power’s Board will expand from seven to ten members, six of whom are independent under NASDAQ rules.

About Kerri L. Fox

Ms. Fox has more than 20 years of experience structuring and executing financings for energy and infrastructure projects globally, including multiple wind and solar transactions. Until September 2016, Ms. Fox served as Managing Director and Head, Project Finance, North America for BBVA Securities Inc. Prior to joining BBVA, Ms. Fox ran the Global Export and Project Finance business for Fortis Capital Corp. from New York, and held various roles in the Structured and Project Finance Group at Deutsche Bank. Ms. Fox began her career as an attorney at Milbank, Tweed, Hadley & McCloy. She currently also serves on the Board of Directors of Alterra Power Corp., a Vancouver-based developer, owner and operator of wind, solar, hydro and geothermal assets. Ms. Fox has a JD from Harvard Law School and an AB in International Relations and Russian Studies from Brown University.

About Ned Hall

Mr. Hall currently serves as an independent director and member of the Nominating and Governance Committee of the board of directors of General Cable, a global leader in the development, design, manufacture, marketing and distribution of copper, aluminum and fiber optic wire and cable products for the energy, industrial, construction, specialty and communications markets. Mr. Hall also serves as a non-executive director of Globeleq, the leading independent power producer in sub-Saharan Africa. He is a member of the board of directors of Green Conversion Systems, a developer and operator of energy from waste facilities in North America, the Caribbean and South America. Mr. Hall is the Vice Chairman of Japan Wind Development Co., Ltd., a developer and operator of wind generation projects. From April 2013 until February 2015, Mr. Hall served as the Executive Vice President – Chief Operating Officer of Atlantic Power Corporation. Prior to Atlantic Power, Mr. Hall spent more than 24 years working in the energy sector at AES Corporation, a publicly traded global power company. While at AES Corporation, Mr. Hall held various positions including Managing Director, Global Business Development from 2003 to 2005; President, Wind Generation from 2005 to 2008; President, North America from 2008 to 2011; and Chief Operating Officer, Global Generation from 2011 to 2013. Mr. Hall previously served as a chairman of the board of American Wind Energy Association and as member of its board. Mr. Hall holds a Master of Science degree in Management from the MIT Sloan School of Management and a Bachelor of Science in Mechanical Engineering from Tufts University.

About Marc Rosenberg

Marc Rosenberg spent over 23 years as a partner at Cravath, Swaine & Moore LLP, where he founded and co-chaired the firm’s Corporate Governance and Board Advisory Practice. Prior to his retirement in 2013, Mr. Rosenberg advised boards of directors, board committees and senior management in connection with crisis management, governmental investigations, corporate governance matters and other special situations. Mr. Rosenberg's legal practice also included extensive experience in mergers and acquisitions, financings and other corporate transactions. He currently serves as a Director Emeritus at New York Lawyers for the Public Interest, and previously served as a Director from 2011 to 2014. Mr. Rosenberg holds a J.D., from Harvard Law School, magna cum laude, and an A.B. from Princeton University, summa cum laude.

About TerraForm Power

TerraForm Power is a renewable energy company that is changing how energy is generated, distributed and owned. TerraForm Power creates value for its investors by owning and operating clean energy power plants. For more information about TerraForm Power, please visit: www.terraformpower.com.

Cautionary Note Regarding Forward-Looking Statements

This communication contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. These statements involve estimates, expectations, projections, goals, assumptions, known and unknown risks, and uncertainties and typically include words or variations of words such as “expect,” “anticipate,” “believe,” “intend,” “plan,” “seek,” “estimate,” “predict,” “project,” “goal,” “guidance,” “outlook,” “objective,” “forecast,” “target,” “potential,” “continue,” “would,” “will,” “should,” “could,” or “may” or other comparable terms and phrases.

They include, without limitation, statements relating to the expertise of the Company’s board of directors; the strength and value of the Company; and the reelection of board members. These forward-looking statements are based on current expectations as of the date of this press release and are subject to known and unknown risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements, including but not limited to: the ability of the Company to successfully implement its plans or objectives ; the timing of the Company’s annual meeting; as well as additional factors we have described in other filings with the Securities and Exchange Commission.

The risks included above are not exhaustive. Other factors that could adversely affect our business and prospects are described in the filings made by us with the Securities and Exchange Commission.

The Company undertakes no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.

Contacts:

Investors:

Brett Prior
TerraForm Power
investors@terraform.com

Media:

Meaghan Repko / Joseph Sala / Nicholas Leasure
Joele Frank, Wilkinson Brimmer Katcher
media@terraform.com
(212) 355-4449

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